Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ICTV Brands, Inc. on Form S-1 (No. [XX])  to be filed on or about December 17, 2015 of our report dated March 19, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 19, 2015.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Philadelphia, Pennsylvania

December 17, 2015